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                                                                     EXHIBIT p.1

                       THE METZLER/PAYDEN INVESTMENT GROUP


          CODE OF ETHICS: PERSONAL SECURITIES TRADING AND OTHER MATTERS


         The Metzler/Payden Investment Group (the "Trust"), pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"), and Metzler/Payden, the investment adviser to the Trust ("Metzler/Payden"), pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"), have each adopted this Code of Ethics for, in the case of the Trust, its trustees, officers and Advisory Persons, and in the case of Metzler/Payden, its employees. This Code of Ethics is designed to prevent designated persons from engaging in inappropriate personal securities transactions and to require reports from such persons of certain purchases and sales of securities.

A.   DEFINITIONS

     When used in this Code of Ethics, the following terms have the following meanings:

     1. ACCESS PERSON The term "Access Person" means any trustee, officer or Advisory Person of the Trust, and any director, officer or employee of Metzler/Payden.

     2. ADVISORY PERSON The term "Advisory Person" means any employee of the Trust, or any director, officer or employee of Metzler/Payden. In the event that any individual or company should be in a control relationship to the Trust or to Metzler/Payden, the term "Advisory Person" would include such an individual or any employee of such a company to the same extent as an employee of the Trust or of Metzler/Payden.

     3. AFFILIATED ACCESS PERSON The term "Affiliated Access Person" means a spouse, minor children and relatives resident in an Access Person's home, as well as another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership.

     4. AUTOMATIC INVESTMENT PLAN An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

     5. BENEFICIAL OWNERSHIP "Beneficial ownership" has the same meaning as would be used in determining whether an employee is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder. "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in an Access Person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom

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         benefits substantially equivalent to those of ownership. A copy of a
         Release issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request, and should be studied carefully by any Access Person concerned with this definition before preparing any report required hereunder.

     6. CONSIDERED FOR PURCHASE OR SALE A security is "being considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated by any Access Person in the course of his or her duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     7.  CONTROL The term "control" has the same meaning as that set forth in
         Section 2(a)(9) of the 1940 Act.

     8. DISINTERESTED TRUSTEE The term "disinterested trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

     9. COVERED SECURITY The term "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

              a.  Direct obligations of the Government of the United States;

              b. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

              c.  Shares issued by money market Funds;

              d.  Shares issued by open-end Funds; and

              e. Shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

                  Any prohibition or reporting obligation relating to a Covered Security applies to any option, warrant or right to purchase or sell such Covered Security and any security convertible into or exchangeable for such Covered Security. Further, the term "security" is very broad and includes items such as limited partnerships, foreign unit investment trusts and foreign mutual funds and private investment funds, hedge funds and investment clubs.

     10. FUND The Term "Fund" means an investment company registered under the 1940 Act.

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     11. INITIAL PUBLIC OFFERING. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

     12. LIMITED OFFERING The term "limited offering" means an offering that is exempt from registration under the 1933 Act, pursuant to section 4(2) or section 4(6), or pursuant to sections 230.504, 230.505 or 230.506 of the regulations under the Advisers Act.

     13. REPORTABLE FUND  The term "Reportable Fund" means:

         a. Any Fund for which Metzler/Payden serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or

         b. Any Fund whose investment adviser or principal underwriter controls Metzler/Payden, is controlled by Metzler/Payden, or is under common control with Metzler/Payden.

     14. REPORTABLE SECURITY The term "Reportable Security" means any Covered Security, including any Reportable Fund.

     15. SHORT-TERM TRADING "Short-term trading" is defined as a purchase and sale, or sale and purchase, of the same (or equivalent) securities, which both occur within any 30-day period.

B.   PERSONAL SECURITIES TRANSACTIONS

     1. PRE-APPROVAL OF COVERED SECURITIES TRANSACTIONS. To avoid any appearance of conflict of interest, the Trust and Metzler/Payden each has determined that any Access Person must seek prior approval of all Covered Securities transactions to be entered into by the Access Person or any Affiliated Access Person, except for Exempt Securities Transactions specifically listed in paragraph B.3, below. An Access Person does this by accessing the automated Metzler/Payden Personal Trading Compliance System to determine if a proposed Covered Securities transaction will be approved. This automated process is maintained on Metzler/Payden's in-house Juneau system.

         FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO BUSINESS DAYS TO EXECUTE THE COVERED SECURITIES TRANSACTION. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.


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     2.  PROHIBITED COVERED SECURITIES TRANSACTIONS. Unless the Access Person
         has obtained specific prior written approval (see the Prohibited Covered Securities Transaction: Approval of Exemption Procedures in paragraph B.4, below), an Access Person may not engage in any of the following prohibited securities transactions:

         a. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (a "Restricted Covered Security") in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by Metzler/Payden on behalf of the Trust or of another investment advisory client of Metzler/Payden, or is being considered for such purchase or sale. This prohibition shall continue until seven days after the time that Metzler/Payden completes the purchase or sale of the Restricted Covered Security, or determines not to make the purchase or sale. Any profits realized by the Access Persons in violation of this provision shall be disgorged to the Trust or to the investment advisory client of Metzler/Payden. The automated Metzler/Payden Personal Trading Compliance System is programmed to identify such Restricted Covered Securities.

         b. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (a "Client Covered Security") in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which Client Covered Security is issued by a company that (i) is an investment advisory client of Metzler/Payden, and (ii) any Access Person of Metzler/Payden has in the course of providing investment advisory services or otherwise come into possession of material nonpublic information about the company. Any profits realized by Access Persons in violation of this provision shall be disgorged to the investment advisory client of Metzler/Payden. The automated Metzler/Payden Personal Trading Compliance System is programmed to identify such Client Covered Securities.

         c. Access Persons are prohibited from purchasing any Covered Security in an initial public offering, or in a limited offering, except with the prior written approval of the President of Metzler/Payden, or the Chief Compliance Officer of Metzler/Payden, who shall consult with senior Advisory Persons of Metzler/Payden who have no personal interest in the issuer prior to granting such approval. Any Advisory Person obtaining such approval shall fully disclose to the Trust or to any other affected investment advisory client of Metzler/Payden his or her investment when playing a part in the investment consideration of, or the actual investment in, such an initial public offering or in a limited offering.


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         d.   No Access Person shall engage in short-term trading of any Covered
              Security. Any profits realized by the Access Person from short-term trading of the security shall be disgorged to the Trust.

     3.  EXEMPT COVERED SECURITIES TRANSACTIONS.

         a.   The following Covered Securities transactions are exempt from the
              (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph B.1, above, (2) the "Prohibited Covered Securities Transactions" limitations set forth in paragraph B.2, above, and
              (3) the "Reporting Requirements" procedures in paragraph B.5, below:

              1. Covered Securities transactions effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and with respect to which the Access Person does not in fact influence or control such transactions.

              2.  Transactions that are part of an automatic investment plan.

              3. Exchange-traded derivatives on broad-based indices, interest rates, or currencies, including for example futures and options. Also included in this category are "iShares" or similar securities that represent exchange-traded funds that are open-end funds.

         b.   The following Covered Securities transactions are exempt from the
              (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph B.1, above, (2) the "Prohibited Covered Securities Transactions" limitations set forth in paragraph B.2, above, and
              (3) the reporting of quarterly transactions under the "Reporting Requirements" procedures in paragraph B.5, below. However, the securities themselves are still subject to the Annual Holdings Report requirement:

              1. Purchases or sales that are non-volitional on the part of either the Access Person or the Trust.

              2. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

              FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO BUSINESS DAYS TO EXECUTE THE trade. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.


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     4.  PROHIBITED COVERED SECURITIES TRANSACTION: APPROVAL OF EXEMPTION
         PROCEDURES.

         If an Access Person desires to engage in a Prohibited Securities Transaction (see paragraph B.2, above), the Access Person must have the prior written approval of Metzler/Payden's Chief Compliance Officer, or in his absence, the prior approval of Christopher N. Orndorff or Brian
         W. Matthews, each a Managing Principal of P&R, or in their absence, the prior written approval of Metzler/Payden's Vice President, Risk Management. Such approval may be granted ONLY ON THE BASIS that (i) the transaction is not likely to be harmful to a Metzler/Payden Covered Client, or to a Paydenfund or other mutual fund advised by Metzler/Payden, and (ii) the decision to buy or sell the security is not based on material non-public information concerning the issuer.

         To obtain prior approval to engage in a Prohibited Covered Securities Transaction, the Access Person must:

         a. Complete a Prohibited Covered Securities Transaction: Approval of Exemption form. This form may be accessed as a part of the automated Metzler/Payden Personal Trading Compliance System.

         b. Present the completed form to Metzler/Payden's Chief Compliance Officer, or in his absence, Christopher N. Orndorff or Brian W. Matthews, each a Managing Principal of P&R, or in their absence, Payden and Rygel's Vice President, Risk Management, for written approval BEFORE executing the trade.

              THE FORM MUST BE COMPLETED AND THE WRITTEN APPROVAL OBTAINED BEFORE THE TRANSACTION MAY BE COMPLETED.

         c. Deliver the completed form with the written approval to Metzler/Payden's Compliance Department.

              ONCE THE ACCESS PERSON OBTAINS EXEMPTION APPROVAL, HE OR SHE WILL HAVE TWO BUSINESS DAYS TO EXECUTE THE TRADE. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

     5.  REPORTING REQUIREMENTS.

         a. Disinterested Trustees. A disinterested trustee of the Trust shall report any Covered Security Transaction in a security if such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the

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              trustee, such security is or was purchases or sold by the Trust or is or was considered for purchase or sale.

         b. Access Persons (other than disinterested trustees). To ensure that all Access Persons and their Affiliated Access Persons adhere to the Metzler/Payden Personal Trading Policies and Procedures, all Access Persons, on behalf of themselves and any Affiliated Access Persons, must provide the following information:

              1. INITIAL HOLDINGS REPORT. Upon being hired, all Access Persons are required to complete a Disclosure of Personal Reportable Securities Holdings -- Initial Report and submit the completed report within ten (10) days of their first day of employment. This report lists the title, number of shares and principal amount of each Reportable Security, other than Exempt Covered Securities (see paragraph B.3.a. and b, above), in which the Access Person and any Affiliated Access Persons have any direct or indirect beneficial ownership at the time the Access Person joins Metzler/Payden. It also lists the name of any broker-dealer or bank at which the Access Person or Affiliated Access Person maintains an account for the reported securities.

              2. ANNUAL HOLDINGS REPORT. No later than February 14th of each year, all employees are required to complete a Disclosure of Personal Reportable Securities Holdings -- Annual Report. This report lists the title, number of shares and principal amount of each Reportable Security, other than Exempt Covered Securities (see paragraph B.3.a. and b, above), in which the Access Person and any Affiliated Access Person has any direct or indirect beneficial ownership as of December 31 of the preceding year. It also lists the name of any broker-dealer or bank at which the Access Person or Affiliated Access Person maintains an account for the Reportable Securities.

              3. QUARTERLY TRANSACTIONS REPORT. All Access Persons, on behalf of themselves and any Affiliated Access Persons, are required to complete a Quarterly Report of Personal Reportable Securities Transactions within the first thirty (30) days after the end of each calendar quarter providing information regarding the reportable securities transactions in which they engaged during the preceding quarter.

                  This report is submitted electronically through the Metzler/Payden Personal Trading Compliance System, which is accessed through the firm's Juneau system.

                  For Reportable Securities Transactions, other than Exempt Covered Securities Transactions listed in paragraph B.3.a. and b, above, this report


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                  lists the date of the transaction, the security, the ticker symbol or CUSIP number of the security, the quantity (e.g., number of shares), the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the share price at which the transaction was effected, the total dollar amount of the transaction, the name of the broker-dealer or bank through which the transaction was effected, and the account number at the broker-dealer or bank.

                  In addition, with respect to any account established by the Access Person or any Affiliated Access Person in which securities, other than Exempt Covered Securities listed in paragraph B.3.a. and b, above, were held during the quarter, the name of the broker-dealer or bank with whom the account was established, the date the account was established, the account number and such other information on the account as may be requested by Metzler/Payden.

                  EACH ACCESS PERSON MUST COMPLETE THIS FORM, EVEN IF THE ACCESS PERSON OR ANY AFFILIATED ACCESS PERSON DID NOT HAVE ANY REPORTABLE TRANSACTIONS DURING THE PRECEDING QUARTER.

              c. Duplicate Confirmations. Each Access Person must advise Metzler/Payden's Compliance Department of the name, address and contact person at any broker/dealer or bank at which the Access Person, or any Affiliated Access Person, has any securities accounts, other than accounts containing only Exempt Covered Securities listed in paragraph B.3.a. and b, above.

                  This information is required so that Metzler/Payden's Compliance Department may request the broker/dealer or bank to provide Metzler/Payden with duplicate confirmation statements or monthly/quarterly account statements for any Reportable Securities transactions by the Access Person or any Affiliated Access Person.

              d. Review of Reports. The initial holdings report, annual holdings report and quarterly transactions reports for each Access Person will be reviewed quarterly and annually, as the case may be, or more frequently, if necessary, by the Compliance Department to ensure compliance with the Metzler/Payden Personal Trading Policies and Procedures.

     6.  CONSEQUENCES.

         The policies and procedures outlined above have been established to ensure that all Access Persons and their Affiliated Access Persons adhere to the highest standards in their personal securities trading. Failure to comply with these policies and procedures constitutes a violation of this Code of Ethics. Any


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         material violations are reported to the Board of Directors of
         Metzler/Payden and to the Board of Trustees of the Trust, or of any other mutual fund for which Metzler/Payden is an investment adviser. Metzler/Payden's Board of Directors or the Trust's Board of Trustees may impose any sanctions it deems appropriate under the circumstances, including censure, suspension, or termination of employment.

C.   GIFTS AND ENTERTAINMENT

     1. General Statement. A conflict of interest occurs when the personal interests of employees interfere, or could potentially interfere, with their responsibilities to Metzler/Payden and its clients, including the Trust. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Metzler/Payden or the employee.

     2. Gifts. No employee may receive any gift, service or other thing of more than $100 in value from any person or entity that does business with or on behalf of Metzler/Payden without the prior approval of the Chief Compliance Officer. No employee may give or offer any gift of more than $100 in value to existing clients, prospective clients, or any entity that does business with or on behalf of Metzler/Payden without the prior approval of the Chief Compliance Officer.

     3. Cash. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client or any entity that does business with or on behalf of Metzler/Payden.

     4. Entertainment. No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client or any person or entity that does or seeks to do business with or on behalf of Metzler/Payden. Employees may provide or accept a business entertainment event, such as lunch, dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

     5. Pre-Clearance. An employee must obtain the prior approval of his supervising Managing Principal or of the Chief Compliance Officer before the employee may accept any offer of business entertainment event costs that involve travel expenses, hotel accommodations, registration fees or the like associated with events such as industry conferences or the like.

     6. Quarterly Reporting. No later than thirty (30) days following the end of each quarter, all employees must file a "Gifts and Entertainment Received" report listing the gifts and entertainment received by the employee during the preceding quarter,


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     and if no such gifts or entertainment were received, the employee must still file the report, indicating "None."

D.   SERVICE AS A DIRECTOR OF A PUBLICLY TRADED COMPANY

     Metzler/Payden recognizes the potential for conflicts or interest and for insider trading problems that may arise if a member of the firm serves as a director of a publicly traded company. As a result, any employee must seek the prior authorization of Metzler/Payden's President before accepting a position as a director of a publicly traded company, and in deciding the issue, the President shall consider the recommendation of Metzler/Payden's Chief Compliance Officer on the matter.

     A more detailed discussion of the procedures to be observed on this matter is contained in Payden & Rygel's Employee Manual.

E.   CONFIDENTIALITY

     In the course of employment, employees may acquire knowledge or information of a secret, confidential or proprietary nature relating to the business, finances, operations of Metzler/Payden, its clients (including the Trust), or of any third party with whom it is doing business that has not been previously publicly released by duly authorized representatives of Metzler/Payden or such third party ("Confidential Information"). Examples of such Confidential Information include, but are not limited to, financial figures, employee lists, vendor information, information regarding the personal and financial matters of third parties with whom Metzler/Payden is negotiating or doing business, methods of operations, or any other papers or documents, used by Metzler/Payden and made known to the employee by Metzler/Payden or any of its officers or other employees, or learned by the employee while in the employment of Metzler/Payden. This obligation to maintain strict confidentiality exists during employment and continues after the employee leaves Metzler/Payden's employ.

     All employees are required to sign a Confidentiality and Non-Disclosure Agreement as a condition of employment. Any employee who breaches Metzler/Payden's confidentiality policy or who discloses Confidential Information will be subject to disciplinary action, up to and including immediate discharge. Such employees also may be subject to legal action, even if they do not actually benefit from the disclosed information.

     A more detailed description of the procedures to be observed to safeguard Confidential Information is contained in Payden & Rygel's Employee Manual.


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F.   OBLIGATION TO REPORT ANY VIOLATIONS OF THE CODE OF ETHICS

     Every Access Person is obligated to report any violations of this Code of Ethics promptly to Metzler/Payden's Chief Compliance Officer, or in his absence to Metzler/Payden's Chief Executive Officer.



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